Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”) dated as of December 16, 2013 (the “Agreement”) by and between IEC ELECTRONICS CORP. (“IEC”) and W. BARRY GILBERT (“Executive”).

WITNESSETH :

WHEREAS, Executive is currently employed as IEC’s Chief Executive Officer and has been so employed since 2002, at which time IEC was in dire financial straits; and

WHEREAS, during the period of Executive’s employment, he has directed the growth of IEC and returned it to profitability; and

WHEREAS, IEC and Executive are parties to an Employment Agreement dated as of April 24, 2009, as amended by First Amendment to Employment Agreement dated as of September 17, 2010 (the “2009 Agreement”); and

WHEREAS, IEC greatly values Executive’s industry expertise and management skills and seeks to avail itself of his continued services for an extended period of time, and to that end IEC and Executive desire to amend the terms of the 2009 Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereby agree to extend, amend and restate the 2009 Agreement to read in its entirety as follows:

1.	Employment as CEO

1.1.	CEO Term. IEC agrees to employ Executive as Chief Executive Officer (“CEO”), and Executive agrees to be so employed by IEC pursuant to this Agreement for a period commencing on the date hereof (the “Effective Date”) and ending on such date as IEC’s Board of Directors (“Board”) terminates his status as CEO unless earlier terminated as provided herein (the “CEO Term”).

1.2.	Duties as CEO. During the CEO Term, Executive shall serve as IEC’s CEO and shall have such other positions as an officer of IEC and its subsidiaries as Executive and the independent members of the Board mutually agree from time to time. In such positions, Executive shall perform such duties, functions and responsibilities commensurate with such positions as reasonably directed by the Board.

1.3.	Exclusivity. During the CEO Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full time and attention to the business and affairs of IEC, shall faithfully serve IEC, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. Executive shall use his best efforts to promote and serve IEC’s interests and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, however, it shall not be a violation of this Agreement for Executive to serve on the boards of directors of other companies which do not compete with IEC and educational and charitable organizations, in both cases with the Chairman of the Board’s Compensation Committee’s prior written consent, which shall not be unreasonably withheld.

2.	Compensation as CEO

2.1.	CEO Salary. As compensation for the performance of Executive’s services hereunder during the CEO Term, IEC shall pay to Executive a salary at an annual rate of Three Hundred Fifty Thousand Dollars ($350,000) payable in accordance with IEC’s standard payroll policies (the “Base Salary”). Increases to the Base Salary shall be based upon the Board’s annual evaluation of Executive’s performance and compensation analysis.

2.2.	Incentive Payments. If the CEO Term ends during IEC’s fiscal year, then the Executive’s incentive payments under the then existing short-term cash incentive plan and long-term stock incentive plan will be calculated as: one half the incentive payments and awards he would have been paid at Budget plus one half of the incentive payments and awards the Executive would have earned, as calculated under the plans based on actual results, had the Executive remained as CEO for the balance of the fiscal year. Such incentive payments and awards will be paid on the date on which incentives are paid to other IEC executives under the applicable incentive plans.

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3.	Employment During the Transition Period

3.1.	Transition Period. Immediately upon the end of the CEO Term, IEC shall employ Executive for a period of one year to assist the new CEO in assuming his/her role as CEO (“the Transition Period”).

3.2.	Services to be Rendered. During the Transition Period, the Board, in consultation with the Executive and the new CEO, will determine the various duties and responsibilities of the Executive during the transition period that will ensure the smooth transfer of executive responsibilities from the Executive to the new CEO, it being understood that the level of duties may vary during the Transition Period but will be more than 20% of full-time services.

3.3.	Duties. The Executive agrees to travel with the new CEO and make the necessary introductions to IEC management teams, lenders, institutional investors, and key customers and suppliers. In performing his duties, the Executive shall use his best efforts to promote the best interests of IEC as requested by the Board. During the Transition Period Executive may engage in other business activities, and may serve on the boards of directors of other companies which do not compete with IEC and educational and charitable organizations, in both cases with the Chairman of the Board’s Compensation Committee’s prior written consent, which shall not be unreasonably withheld, and subject to the non-competition provisions set forth in Section 12.2.

3.4.	Compensation. Executive will receive Base Salary during the Transition Period at the same rate as the Executive’s last annual salary during the CEO Term, payable in accordance with IEC’s standard payroll policies; provided, however, in the event of a Change in Control (defined below), the full amount that would otherwise be paid during the remainder of the Transition Period shall be due and payable immediately in a lump sum even if Executive continues to perform services hereunder.

4.	Advisory Period

4.1.	Advisory Period. The seven years immediately following the completion of the CEO Term is defined as the “Advisory Period.”

4.2.	Payments During Advisory Period. During the Advisory Period the Executive will receive $89,286 per year for seven years (“Advisory Period Payments”); provided, however, on each annual anniversary of the Effective Date the Advisory Period Payments will be grossed up by increases in the Consumer Price Index over the most recently reported twelve-months. Advisory Period Payments will be paid in monthly installments, each equal to 1/12th of the annual amount due (as grossed up if applicable).

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4.3.	Services During Advisory Period. During the Advisory Period, the Executive agrees to act as a consultant (except during the Transition Term when he remains an employee) to, and advise, the Board to the best of his abilities with respect to such matters involving the business and affairs of IEC as may be reasonably assigned to him by the Board and as are consistent with his knowledge, abilities and experience; provided, however, the total number of days of service required to be rendered by him shall be approximately three (3) days per month, and in any event shall be sufficient to be reasonably related to his Advisory Period Payments; and further provided the Board in its discretion may waive the requirement for advisory services during a period in which the Executive is disabled.

4.4.	Status. During the Advisory Period after the end of the Transition Period, the Executive is not an employee of IEC, receives no benefits accruing to employees of IEC, and if he remains a member of the Board shall be deemed to be a non-employed director.

5.	Benefits

5.1.	Generally. During both the CEO Term and the Transition Period (but not thereafter), Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of IEC as in effect from time to time on the same basis as other senior executives of IEC, including during the CEO Term but not the Transition Period executive officer cash and equity incentive plans.

5.2.	Medical Insurance. During both the CEO Term and the Transition Period, IEC will continue to pay the full cost of medical and dental insurance for Executive and his spouse, or in the case of each of them who is 65 and eligible to participate in the Medicare program, the cost of Medicare Supplemental Insurance.

5.3.	Life Insurance. IEC shall maintain the ING $400,000 term insurance policy and ING $750,000 term insurance policy that are in force on the Effective Date through their respective expirations in 2019 and 2024, or if earlier, the end of the Advisory Period. The death benefits under such policies shall be payable to Executive’s estate or another beneficiary designated by him.

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5.4.	Long-Term Care Insurance. IEC shall continue payments under the long-term care insurance policies for Executive and his wife that are in force on the Effective Date through the end of their respective paid-up premium periods.

6.	Business Expenses

6.1.	Reimbursement. IEC shall pay or reimburse Executive for all commercially reasonable business out-of-pocket expenses that Executive incurs during both the CEO Term and the Transition Period in performing his duties under this Agreement upon presentation of documentation and in accordance with the expense reimbursement policy for IEC in effect, and as it may be modified by the Board, from time to time.

7.	Termination of CEO Employment and Transition Period Employment

7.1.	Termination. IEC may unilaterally terminate Executive’s employment, and Executive may voluntarily terminate his employment, at any time prior to the end of Transition Period for any reason (whether by IEC or Executive, and including due to death or disability, a “Termination”). Any Termination, other than a Termination by IEC for Cause, must be upon at least thirty (30) days’ prior written notice to the other party.

7.2.	Payments on a Termination.

7.2.1.	Accrued Amounts. Upon a Termination for any reason, Executive shall be entitled to the following: (i) any Base Salary earned but unpaid through the date of Termination, (ii) any accrued but unused vacation time, (iii) any unreimbursed business expenses in accordance with Section 6.1 hereof, and (iv) to the extent not theretofore paid or provided any other amounts or benefits required to be paid or provided under any plan (in the case of cash and equity incentive plans, as provided in Section 2.2), program, policy or practice or other contract or agreement of IEC through the date of termination (collectively, “Accrued Amounts”).

7.2.2.	Other Payments.

(a)	Upon a Termination by IEC without Cause (other than upon Executive’s death) or by Executive following a Change in Control for Good Reason, Executive shall be entitled to continue to receive Advisory Period Payments, payable as provided in Section 4.2.

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(b)	Upon a Termination Executive shall continue to receive benefits and payments equal to the payments he would have otherwise received under Sections 3.4, 5.2, 5.3 and 5.4 when he would have otherwise received them, but in the case of Section 3.4 and 5.2 limited to through the end of the Transition Period as if it had continued or occurred, as the case may be; provided, however, all such payments and benefits under this subsection (b) shall not be required if (i) the Termination was by IEC for Cause or (ii) was by Executive without Good Reason during the CEO Term or Transition Period (termination due to death, disability or on a Change in Control not being included as voluntary termination).

(c)	IEC’s obligation to make payments and continue benefits under this Section 7.2.2 shall be conditioned upon each of the following: (i) Executive’s continued compliance with his obligations under Sections 11, 12 and 13 of this Agreement; and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in form and substance satisfactory to IEC, which must be delivered to IEC within ten (10) business days after termination and not revoked within any applicable statutory periods. In the event that Executive is shown by clear and convincing evidence to have breached any of the covenants set forth in Sections 11, 12 and 13 of this Agreement, Executive will immediately return to IEC any portion of the payments that have been paid to Executive pursuant to Section 7.2.2. Subject to any delay required for §409A compliance, payments will commence to be paid, or be paid in a lump sum as applicable, to Executive as soon as practicable following the effectiveness of the Release.

7.2.3.	Entire Obligation. Upon a Termination, IEC shall have no obligations to Executive other than as provided in this Section 7.

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7.2.4.	Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

(a)	“Cause” shall mean, as shown by clear and convincing evidence, Executive’s (i) substantial and material failure, or refusal to perform, the duties of CEO of IEC which is not cured within thirty (30) days of Executive receiving written notice of such failure, provided that a failure to meet the business plan of IEC alone, or good faith errors in judgment made by the Executive, shall not constitute grounds for termination of the Executive for Cause ; (ii) continuing failure or refusal to observe material policies generally applicable to officers or employees of IEC unless such failure is capable of being cured and is cured within thirty (30) days of Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of IEC; (iv) commission of any act of fraud, theft or financial dishonesty with respect to IEC; (v) conviction of any felony, an indictment of a crime or other illegal activity which is of such impropriety or magnitude that it substantially adversely affects the business or the reputation of IEC; or (vi) material violation of the provisions of this Agreement unless such violation is capable of being cured and is cured within thirty (30) days of Executive receiving written notice of such violation; or (vi) refusal to follow any legal and proper directive of the Board which is not cured within thirty (30) days of Executive receiving written notice.

(b)	“Change in Control” has the meaning given to it in §409A.

(c)	“Good Reason” shall mean (i) material and adverse change in Executive’s duties or responsibilities; (ii) reduction in Executive’s CEO Base Salary, or (iii) relocation of Executive’s principal place of employment by more than fifty (50) miles.

(d)	“§409A” means Section 409A of the Internal Revenue Code, as amended from time to time.

8.	Restricted Stock

8.1.	Vesting of Restricted Stock. Except in the case of a Termination for Cause, upon termination of Executive’s employment (whether at the end of the Transition Period or upon a Termination) all provisions of any agreement covering restricted stock previously granted to Executive that provide for forfeiture upon termination of employment shall be waived and of no force and effect, and all vesting under such agreements that would occur but for termination of employment shall continue; provided, however, so long as no violation of Section 12 or 13 has occurred, to the extent not yet then vested, 50% of employee’s remaining restricted stock shall vest on the date one year after the date of termination of Executive’s employment and to the extent not yet then vested all remaining restricted stock shall vest on the date two years after the date of termination of Executive’s employment.

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9.	Exclusive Remedy

9.1	Exclusive Payments. Reimbursements and payments provided under this Agreement shall constitute the exclusive payments due Executive upon a termination of his employment under this Agreement.

10.	Resignation from Positions

10.1	Resignation. Upon the termination of Executive’s employment with IEC for any reason other than Cause, Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, employee or trustee of IEC, and as an officer, employee, director, committee member, trustee or manager of any of IEC’s affiliates. Additionally, if Executive is terminated for Cause, Executive shall be deemed to have resigned from the Board and all committees thereof.

11.	Cooperation

11.1	Cooperation. Following the termination of Executive’s employment with IEC for any reason, Executive agrees to reasonably cooperate with IEC upon reasonable request of the Board and to be reasonably available to IEC with respect to matters arising out of Executive’s services to IEC, including without limitation in connection with litigation support. IEC shall pay Executive a reasonable fee for any such services and promptly reimburse Executive for expenses reasonably incurred in connection with such matters.

12.	Restrictive Covenants

12.1	Unauthorized Disclosure. Executive agrees and understands that Executive is in a position of trust with IEC and has been and will be exposed to and has and will receive information relating to the confidential affairs of IEC and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of IEC and its affiliates and other forms of information considered by IEC and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Executive agrees that at all times during Executive’s employment with IEC and thereafter, Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with Executive’s employment with IEC without IEC’s prior written consent and shall not use or attempt to use any such information in any manner other than in connection with his employment with IEC, unless required by law to disclose such information, in which case Executive shall provide IEC with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of Executive’s employment with IEC, Executive shall promptly supply to IEC all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Executive during Executive’s employment with IEC, and any copies thereof in his (or capable of being reduced to his) possession; provided however, that Executive may retain his full rolodex or similar address and telephone directories.

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12.2	Non-Competition. By and in consideration of IEC’s entering into this Agreement and in further consideration of Executive’s exposure to the Confidential Information of IEC, Executive agrees that he shall not, during the CEO and Transition Periods and for a period of thirty-six (36) months after the end of the CEO Term (the “Restriction Period”), directly or indirectly, perform similar employment or consulting functions for or on behalf of any Restricted Enterprise (as defined below); provided that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 12.2, so long as Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of IEC, or (ii) proposed to be conducted by IEC in IEC’s business plan as in effect at that time. During the Restriction Period, upon request of IEC, Executive shall notify IEC of Executive’s then current employment status. Notwithstanding the foregoing, that it shall not be a violation of this Agreement for Executive to serve on the boards of directors of other companies which do not compete with IEC and educational or charitable institutions, in both cases with the prior written consent of Board’s Compensation Committee’s Chairman, which shall not be unreasonably withheld.

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12.3	Non-Solicitation of Employees. During the Restriction Period, Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment, or employ, any person who is, or within thirty-six (36) prior to the date of such solicitation was, an employee of IEC or any of its affiliates.

12.4	Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for IEC and its affiliates), Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of IEC or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with IEC or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between IEC or its subsidiaries and any of its or their customers or clients so as to cause harm to IEC or its affiliates.

12.5	Extension of Restriction Period. The Restriction Period shall be tolled for any period during which Executive is in breach of any of Sections 12.2, 12.3 or 12.4 hereof.

12.6	Proprietary Rights. Executive shall disclose promptly to IEC any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during Executive’s employment with IEC and related to the business or activities of IEC and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by IEC and/or its applicable affiliate, Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to IEC or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by IEC and/or its applicable affiliate as Executive’s employer. Whenever requested to do so by IEC, Executive shall execute any and all applications, assignments or other instruments which IEC shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of IEC and its affiliates therein. These obligations shall continue beyond the end of Executive’s employment with IEC with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive while employed by IEC, and shall be binding upon Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, Executive has informed IEC that he does not have any interest in any inventions or intellectual property rights that he holds as of the date hereof. If IEC is unable for any reason, after reasonable effort, to obtain Executive’s signature on any document needed in connection with the actions described in this Section 12.6, Executive hereby irrevocably designates and appoints IEC and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 12.6 with the same legal force and effect as if executed by Executive.

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12.7	Remedies. Executive agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to IEC for which IEC would have no adequate remedy at law. Executive therefore also agrees that in the event of said breach or any threat of breach, IEC shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all Persons acting for and/or with Executive, without having to prove damages, in addition to any other remedies to which IEC may be entitled at law or in equity, including, without limitation, the obligation of Executive to return any payments made by IEC to IEC as required by this Agreement. The terms of this subsection shall not prevent IEC from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from Executive. The obligations to return payments and for damages under to this Section 12.7 are contingent upon breach of Section 12 being shown by clear and convincing evidence. Executive and IEC further agree that the provisions of the covenants contained in this Section 12 are reasonable and necessary to protect the businesses of IEC and its affiliates because of Executive’s access to Confidential Information and his material participation in the operation of such businesses.

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13.	Non-Disparagement

13.1	Non-Disparagement. From and after the Effective Date, Executive agrees not to make any statement (other than statements made in a good faith belief that they are legally required) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of IEC or any of its subsidiaries, affiliates, employees, officers, directors or stockholders. IEC shall cause its officers and directors not to make any statement that criticizes, ridicules, disparages or is otherwise derogatory of Executive (other than statements made in a good faith belief that they are legally required) and further agrees that IEC will be financially responsible for any breach of this provision by its directors and executive officers.

14.	Withholding

14.1	Withholding. IEC may withhold from any amounts payable under this Agreement such Federal, state local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.

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15.	Dispute Resolution

15.1	Arbitration. Except with respect to an action by IEC to enforce Section 12 of this Agreement and without prejudice to the rights of IEC under Section 7.2.2(c), any dispute arising under pursuant to this Agreement will be decided by binding arbitration in Rochester, New York in accordance with the rules of the American Arbitration Association. The arbitrator shall be an individual mutually acceptable to each party. In the event that the parties cannot agree on the selection of an arbitrator, IEC shall submit a list of no less than three (3) arbitrators to Executive, and Executive shall designate the arbitrator. IEC shall reimburse Executive’s reasonable legal expenses with respect to any such dispute based on a claim by Executive, unless the arbitrator determines that Executive’s claims were brought in bad faith, in which case no such reimbursement shall be made. No reimbursement shall be made in any dispute based on a claim by IEC in which IEC prevails.

16.	Miscellaneous

16.1	Indemnification. This Agreement is in addition to and does not supersede the Indemnification Agreement, dated February 22, 1993, made between Executive and IEC, which agreement is hereby ratified and which is controlling as to the subject matter thereof.

16.2	Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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16.3	Assignment; Rights of Estate; No Third-Party Beneficiaries. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive, and any purported assignment by Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement; provided, however, except as expressly provided herein Executive’s rights to payments hereunder shall inure to the benefit of Executive’s legal representatives, estate and heirs.

16.4	Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service); (ii) reputable commercial overnight delivery service courier marked for next business day delivery; or (iii) certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to IEC:	Jerold Zimmerman (or current Chairman of the
Board's Compensation Committee)
c/o IEC Electronics Corp.
105 North Street
Newark, New York 14513

with a copy to:
Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
Attention: Beth Ela Wilkens, Esq.

If to Executive:	to his home address as set forth in IEC's personnel records

with a copy to:
Bond Schoeneck & King, PLLC
350 Linden Oaks Drive
Rochester, New York 14625
Attention: James C. Holahan, Esq.

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All such notices, requests, consents and other communications shall be deemed to have been given when received by personal delivery, the business day following deposit with commercial overnight delivery service marked for next day delivery, and three business days after deposit in certified mail, return receipt requested. Either party may change its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

16.5	Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

16.6	Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 12 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. If any term or provision of this Agreement is rendered unenforceable as a matter of law or by any lawful decision or order of any court, governmental agency, or tribunal with jurisdiction and that event produces a material change in the respective rights and obligations of the parties under this Agreement, then the parties shall promptly and in good faith meet to negotiate revised terms that will both comply with the law and any lawful decision or order of any court, governmental agency or tribunal with jurisdiction and accomplish the intent and purposes of the parties underlying this Agreement. If the parties are not able to negotiate revised terms within a reasonable period of time, then either party may submit that dispute to binding arbitration, pursuant to the terms of this Agreement, with the understanding that the arbitrator assigned shall have the authority to decide whether there has been a material change and, if so, the manner and extent to which the terms of the Agreement shall be revised to both abide by the law or any lawful decision or order of any court, governmental agency, or tribunal with jurisdiction and accomplish the purpose and intent of the parties underlying this Agreement. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 12 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

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16.7	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

16.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

16.9	Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors of each of the parties, including, without limitation, Executive’s heirs and the personal representatives of Executive’s estate and any successor to all or substantially all of the business and/or assets of IEC.

16.10	General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and sub-clauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

16.11	Mitigation. Notwithstanding any other provision of this Agreement, (a) Executive will have no obligation to mitigate damages for any breach or termination of this Agreement by IEC, whether by seeking employment or otherwise; and (b) the amount of any payment or benefit due Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that Executive may receive from any other source.

16.12	Section 409A Compliance. This Agreement is intended to comply with §409A (to the extent applicable) and, to the extent it would not adversely impact IEC, IEC agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to Executive.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IEC ELECTRONICS CORP.

By:	/s/ Jerold L. Zimmerman
Jerold L. Zimmerman
Chair, Compensation Committee

/s/ W. Barry Gilbert
W. Barry Gilbert, Individually